                                                                   EXHIBIT 10.58

                          PURCHASE AGREEMENT NO. 470563


         THIS AGREEMENT is made as of this 29th day of June, 2001, between General Electric Company, a corporation organized under the laws of the State of New York, acting through its GE Medical Systems business ("Buyer" or "GEMS"), and Colorado MEDtech, Inc. ("CMED"), a corporation organized under the laws of the State of Colorado ("Seller").

         WHEREAS, Seller manufactures MR subsystem components; and

         WHEREAS, Buyer wishes to have Seller use such experience and expertise to manufacture products for Buyer in accordance with the requirements of Buyer as more fully set forth in the terms and conditions of this Agreement, including its Attachments and schedules.

         NOW THEREFORE, Seller and Buyer agree as follows:


1. INTRODUCTION

         (a) Scope. THIS AGREEMENT AND ANY ATTACHMENTS OR SCHEDULES STATE THE TERMS AND CONDITIONS UNDER WHICH SELLER SHALL SELL TO BUYER, AND BUYER SHALL PURCHASE FROM SELLER, THOSE PRODUCTS IDENTIFIED ON SCHEDULE 1(a) HERETO, AS WELL AS ALL COMPONENTS, SPARE PARTS, SERVICE TOOLS, MANUALS, SOFTWARE LICENSES, DATA AND RELATED INTERFACES WITH RESPECT THERETO (THE "PRODUCTS"). UNLESS OTHERWISE EXPRESSLY STATED, REFERENCES TO THIS "AGREEMENT" INCLUDE ANY ATTACHMENTS OR SCHEDULES.

         (b) Parties. Seller expressly acknowledges that this Agreement is not intended to govern or obligate any business, division or affiliate of Buyer other than Buyer's GE Medical Systems business, and that the term "Buyer" as used herein shall refer to the GE Medical Systems business and to no other business, division or affiliate of General Electric Company.


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                                      -2-


         (c) Documents. The following attachments shall be considered an integral part of this Agreement (the "Attachments"). The provisions of each Attachment shall be incorporated by reference into and be deemed to be a part of this Agreement:


         Schedule 1(a) - Products and Prices

         Schedule 3(a) - GE Offer to Extend Finished Goods Liability, dated
                         June 21, 2001

         Schedule 3(b) - GE Purchase Order No. 806537

         Schedule 8(e) - GE Purchase Order Terms and Conditions

         Schedule 15 - Non-Disclosure Letter Agreement dated June 18, 2001

         Schedule 19(a) - GE Medical Systems SRFD II RF Amplifier & Interface
                          Purchase Specification Doc. No. 2230683PSP Rev. F

         Schedule 19(b) - Purchase Orders for 3 prototype units and 10 pre-production SRFDII units


2. TERM

         (a) Initial Term. The term of this Agreement is from July 1, 2001 through December 31, 2002, (the "Initial Term").

         (b) Extensions. Buyer and Seller may mutually agree to extend the Initial Term for an additional 1.5 year period ending June 30, 2004 (the "Extension Term"). In such event, the Initial Term and the Extension Term, if any, shall be referred to herein as the "Term". Buyer must notify Seller in writing of its intention to extend the Initial Term on or before Dec 31, 2002.


3. QUANTITIES

         (a) Forecast. Buyer shall provide Seller with forecasts for required Products. Such forecasts, however, shall not be binding in any way on Buyer. Any such forecast may be modified at any time by Buyer in its sole discretion. Forecasts shall not be binding until Buyer issues a signal or Purchase Order, signed acknowledgment requesting a release, Supplier Signal or other such binding commitment to purchase specified quantities ("Releases"). Additional material Seller orders to GE forecasts are covered under Buyer's "Offer to Extend Finished Goods Liability," attached as Schedule 3(a) hereto.

         (b) Commitment. Buyer shall be liable to Seller for any Kanban requirements, finished goods, work in process or ordered material that cannot be cancelled for any

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                                      -3-


Products included in a Release. Except as set forth in purchase orders issued pursuant to Schedule 3(a), Buyer shall not be responsible or in any way liable to Seller or any third party with respect to any material commitments or production arrangements in excess of the amounts or in advance of the times necessary to meet Buyer's delivery schedules set forth in its Releases. Except as set forth in purchase orders issued pursuant to Schedule 3(a), Buyer may cancel any outstanding Release at any time, in its sole discretion, and shall only be liable for finished goods, work in process or ordered materials that cannot be cancelled for the withdrawn Release.


4. PRICING

         (a) Price Protection. The market-basket prices specified in Schedule 1(a) for the Products related to this Agreement (the "the Prices") are firm through Dec 31, 2002 and include all packaging and bar code labeling which Buyer may request from time to time. In no event shall the Prices be increased by Seller without the express written consent of Buyer.

         (b) Software/Firmware. The Price includes a perpetual, paid-up, worldwide, non-exclusive, irrevocable license to Buyer and its customers or users of Buyer's products containing Products to use, in the operation, maintenance and repair of the Products, any software and/or firmware supplied by Seller to Buyer.


5. RELEASES

         (a) Acceptance. Seller shall be deemed to have accepted a Release upon acknowledgement by Seller. Seller may not reject outright any Release of Buyer, and in its acknowledgement of Buyer's Release shall confirm delivery dates or propose alternatives to Buyer.

         (b) Changes. Buyer may increase the individual weekly Release quantities by up to ten percent (10%) and accelerate delivery dates that are further out than twenty-five (25) days without penalty, except that Buyer shall be liable for those Products and materials described in Section 3(b); and further provided that no change to a Release shall be effective until acknowledged by Seller. In the event Buyer proposes to change a Release by an amount greater than that set forth in the prior sentence, Seller and Buyer shall mutually determine a price and delivery adjustment to apply to the Product falling outside of such parameters.

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                                      -4-


6.  INTELLECTUAL PROPERTY

         (a) Buyer's Property. Buyer will not provide Seller with any property under this agreement.

         (b) Seller's Property. Neither this Agreement nor the sale of Products from Seller to Buyer shall transfer title of any of Seller's intellectual property rights to Buyer. Seller shall remain the exclusive owner of all of its intellectual property rights (including, without limitation, any patent, trademark, trade secret, or copyright) in and to the Products and any documentation or training materials provided by Seller to Buyer. Buyer shall not manufacture, duplicate, reverse engineer, or decompile the hardware, software, or any part of the Product or information relating thereto.

         (c) License. Seller grants to Buyer and its customers or users of Buyer's products containing Products a perpetual, paid-up, worldwide, non-exclusive, irrevocable license to use, in the operation, maintenance and repair of the Products, any software and/or firmware supplied by Seller to Buyer.

         (d) Protection of Rights. No rights are granted to Seller, by Buyer, under any of Buyer's patents, copyrights, trade secrets or other property rights except as may be expressly agreed to by Buyer. Seller will not use or incorporate into Products any intellectual property of others without their written permission. Without limiting Seller's indemnity with respect to intellectual property, if the use of a Product or any part thereof is enjoined by a court, Seller will, at Buyer's option and Seller's expense, either procure for Buyer the right to continue using the Product or part, replace the same with a non-infringing equivalent, or remove the Product, refund the purchase price and reimburse Buyer for any related costs incurred by Buyer.

         (e) Customer Copies. Unless agreed otherwise in writing by Buyer, each Product delivered by Seller shall have associated with it a manual or other form of documentation containing all applicable software license(s), software documentation other than source code, spare part lists, theory of operation, service troubleshooting diagnostics, and instructions necessary for the installation, operation, maintenance and repair of the Product. The documentation shall be in a format and language acceptable to Buyer, and shall be delivered immediately to Buyer upon Buyer's request. Prices for such documentation are listed on Schedule 1(a).

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                                      -5-


7. INSTALLED BASE SERVICE AND REPAIR

         Seller shall maintain for ten years from the last shipment of a Product the capability to replace or repair (which may include re-engineering) the Product and furnish documentation, spare parts, service tools and instruments necessary to service the Product effectively.


8. COMMERCIAL TERMS

         (a) Transportation. Seller shall ship Products to Buyer using Buyer's designated carrier with transportation charges billed directly to Buyer by the carrier. Seller shall not pay premium transportation charges unless authorized by Buyer in writing. Seller shall list any unauthorized charges not otherwise billed to Buyer as a separate line item on Seller's invoice. If Seller ships Products by an unauthorized method or carrier, Seller shall pay any resulting increased freight costs. Seller shall release rail or truck shipments at the lowest valuation permitted and will not declare value on Products shipped.

         (b) Title and Risk of Loss. Title and risk of loss will pass to Buyer when the Products are delivered to Buyer's designated carrier. All shipments shall be F.O.B., place of shipment.

         (c) Shipments. Seller agrees to make shipments in the quantities and at the times specified in any Release. Each shipment shall include a packing list that contains the Purchase Order number, product identification, quantity shipped, date of shipment and such other information as Buyer may require. Unless otherwise expressly stated, time is of the essence. In the event any shipment is not made on the date and in the quantity set forth on the Release, Buyer may:

         (i) return to Seller some or all of the Products in the shipment at Seller's risk and expense, including without limitation warehouse or handling cost;

         (ii) purchase substitute products elsewhere and charge Seller with any resulting loss; or

         (iii) direct Seller to make an expedited shipment of additional or replacement Products, with the difference in cost between any expedited routing and the Release routing to be paid by Seller.

Buyer shall consult with Seller prior to exercising any of the remedies available to Buyer in this subsection.

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                                      -6-



Seller agrees to notify Buyer immediately if Seller ever has reasonable cause to suspect that any Product will not be delivered as ordered, or a shipment will not be made as scheduled.

         (d) Inspection And Rejection. Products are subject to Buyer's right of inspection and rejection for compliance with applicable specifications. Unless Buyer provides notice of rejection to Seller within a reasonable time, the Product shall be deemed accepted. In the event that Buyer rejects the Product pursuant to this Section 8(d), the warranty period for such particular unit shall be extended by the period of time the particular unit is in transit and held by Seller. The making of any payment does not restrict Buyer's right to make a warranty claim with respect to defects in Products. Seller agrees to provide and maintain inspection and process control systems acceptable to Buyer with respect to the manufacture of Products, and Seller agrees to keep and make available complete records of all of Seller's inspection work and process control work for the life of the Products, as defined by Buyer. Buyer may inspect the Products at any place of manufacture during production without waiving its right subsequently to reject or revoke acceptance for undiscovered or latent defects. Buyer's failure to inspect and accept or reject Products will not relieve Seller from any obligations.

         (e) Conflicting Terms. The provisions of this Agreement, when in conflict or inconsistent with the terms and conditions of any purchase order or with Buyer's Standard Terms and Conditions, shall supersede such other terms and conditions.


9. INVOICES/PAYMENT

         (a) Content of Invoice. Seller's invoices shall contain the Release number, item number on such release, GEMS part number, invoice quantity, unit of measure, unit price, total invoice amount, name of Seller, phone number, address to which remittance should be sent, and such other information as may be required by Buyer.

         (b) Payment. Payment terms shall be 1% 15 net 60 days after receiving both the Product and an invoice prepared in accordance with the terms of this Agreement.


10. WARRANTY/REPAIR

(a)      Warranty.  Seller represents and warrants that the Products will:

                  (i) be owned by Seller and free of all liens, claims or encumbrances;

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                                      -7-


                  (ii) conform strictly to all express specifications, drawings, plans, instructions, samples or other descriptions; and

                  (iii) be free from defects in design, material and workmanship, whether latent or otherwise for twelve
                           (12) months from date of delivery to Buyer.

Seller agrees to extend to Buyer's customers and Buyer (and to cooperate with Buyer to enforce) any warranties received from Seller's suppliers.

         (b) Intellectual Property Representation. Seller represents and warrants that the Products will not knowingly infringe any U.S. or foreign patent, registered U.S. copyright, or registered U.S. trademark of a third party.

         (c) Return of Non-conforming or Defective Product. Buyer may return any non-conforming or defective Product to Seller. Seller will repair or replace, at its option, any Product which Seller determines was properly used and maintained and was not in compliance with the warranty in Section 10(a) during the warranty period. Any product returned must have a Return Material Authorization (RMA) number obtained from Seller to allow processing and tracking of the return. Any such Product shall be returned to Seller's facility or authorized service center, with all transportation charges paid by Seller as specified in the RMA and the risk of loss passing to Seller when the Product is delivered to the carrier of Buyer's choice. Buyer shall reimburse Seller for all shipping charges for non-warranty returns.

         (d) Limitation of Warranty. SELLER MAKES NO OTHER GUARANTEES OR WARRANTIES WHATSOEVER, AND THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         (e) Limitation of Liability. SELLER'S MAXIMUM LIABILITY ARISING OUT OF ITS PERFORMANCE UNDER THIS AGREEMENT, WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE, IS LIMITED TO THE LESSER OF $500,000 OR REFUND OF THE COMPENSATION RECEIVED BY SELLER UNDER THIS AGREEMENT. IN NO EVENT WILL SELLER BE LIABLE FOR ANY LOST PROFITS OR INCIDENTAL OR CONSEQUENTIAL DAMAGES REGARDLESS OF WHETHER SELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, NOR ANY CLAIM AGAINST BUYER BY ANY OTHER PARTY.

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                                      -8-


11. INDEMNIFICATION

         (a) Seller's Indemnification. Seller agrees to defend, indemnify and hold Buyer and Buyer's customers harmless from and against any and all claims (including without limitation claims for infringement of intellectual property, breach of contract, death or injury to a person or injury to property, or other tort claims), liabilities, damages (whether direct or indirect, incidental or consequential) and expenses (including court costs and attorneys' fees) arising out of or relating to the breach by Seller of any covenant, representation or warranty, or from any act or omission of Seller or Seller's agents, employees or subcontractors. Buyer will notify Seller of any such claim, suit or proceeding and will assist Seller (at Seller's expense) in the defense of the same.

         (b) Buyer's Indemnification. Buyer agrees to defend, indemnify and hold Seller harmless from and against any and all claims (including without limitation claims for infringement of intellectual property, breach of contract, death or injury to a person or injury to property, or other tort claims), liabilities, damages (whether direct or indirect, incidental or consequential) and expenses (including court costs and attorneys' fees) arising out of or relating to the breach by Buyer of any covenant, representation or warranty, or from any act or omission of Buyer or Buyer's agents, employees or subcontractors. Seller will notify Buyer of any such claim, suit or proceeding and will assist Buyer (at Buyer's expense) in the defense of the same.


12. COMPLIANCE

         (a) General. Seller shall comply with all applicable laws and regulations in furnishing Products. Such laws may include, but not be limited to, United States and foreign medical device laws, labor laws, employment opportunity laws, environmental laws and product safety laws.

         (b) Product Certification. Seller shall maintain at its expense UL, IEC, CE and CSA or equivalent listings acceptable to Buyer for all Products. Unless otherwise agreed to in writing, if a party proposes a change in purchase specifications pursuant to Article 13, such party shall be responsible for any additional product certification costs that may be necessary.

         (c) Product is a Component. The parties agree that the Products are components, and not medical devices, as those terms are used in the FDA's Quality System Regulation ("QSR"). As such, the manufacture of the Products shall not be required to be in compliance with the QSRs. Buyer is responsible for obtaining approval or clearance from the FDA or other governmental agencies for products containing the Products or into

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                                      -9-


which the Products are integrated. Buyer shall provide Seller with a copy of the approval or clearance letter allowing commercial distribution of the products containing the Products. Seller shall cooperate in providing, as required, information to governmental agencies in order to obtain and maintain necessary approvals. Buyer's documentation retention of manufacturing quality records will be in accordance with QSRs.

         (d) Buyer shall be responsible for recall and field corrective action involving the Product or any Buyer product that contains a Product. Payment of any costs associated with a recall or field corrective action shall be discussed and mutually agreed-upon by the parties.

         (e) Buyer will, if Buyer deems it necessary, advise Seller of any complaints, as that term is defined in the QSRs, involving the Products, and Seller will determine whether an investigation is needed, and, if required, conduct an investigation.


13. CHANGES IN PURCHASE SPECIFICATIONS

         (a) Buyer-Proposed Changes. Buyer may propose changes in the Products relating to this Agreement by submitting the proposed changes (identifying those changes which it deems mandatory to make the Product suitable for use) to the agreement manager of Seller, utilizing the Product Change Notice (PCN). Seller shall respond in writing to the agreement manager of Buyer within ten (10) days after receipt of such changes with the following information, as applicable: (i) lead time required to implement proposed changes; (ii) impact of proposed changes on pricing of Product, including parts and tools; (iii) impact of proposed changes on inventory, scrap material and work in process; and (iv) non-recurring engineering charges to implement proposed changes. Within no more than ten (10) days after Buyer receives Seller's response to Buyer's proposed changes, the parties shall begin negotiations with respect to the changes to the Products and any related changes to the price and delivery schedules. If the parties fail to negotiate appropriate changes to the Agreement, the terms in effect prior to the commencement of the negotiations shall remain in full force and effect. Buyer shall pay for all costs Seller incurs in connection with changes to the Products, including, without limitation, those required in order to comply with applicable regulatory requirements. At Seller's request, Buyer shall provide written certification that the requested change does not require prior clearance or approval by the Food and Drug Administration (FDA). If FDA approval or clearance is required, Buyer shall obtain the approval or clearance before the change is implemented.

         (b) Seller-Proposed Changes. Seller may not make any changes to the Product without obtaining Buyer's written Product Change Notice (PCN). Seller may not make

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                                      -10-


any manufacturing process or engineering design changes to any Product delivered to Buyer without submitting a Supplier Change Notice (SCN), at least ninety (90) days before the change is implemented. If Seller makes any such change to a Product without such documentation, Seller shall, in addition to any other costs, expenses or damages incurred by Buyer, be responsible for labor and material costs to repair or replace said Product at Buyer's facility or Buyer's customer site regardless of whether the Product is in or out of warranty.


14. TERMINATION

         If there is a material breach of any material term of this Agreement by Seller or Buyer and Seller or Buyer, respectively, fails to correct such breach within thirty (30) days after receiving written notice of such breach from the other party, the other party may terminate this Agreement and all unfilled Releases without any liability except for the price of any Products previously delivered and accepted by Buyer (subject to any set-off available to Buyer); provided, however, that this shall not limit Buyer's obligations under purchase orders containing the provisions required by the document attached as Schedule 3(a). Buyer may also terminate this Agreement immediately by giving written notice to Seller if Seller fails to meet its financial obligations as they become due, or if any proceeding under the bankruptcy or insolvency laws is brought against Seller, or a receiver is appointed for Seller or Seller makes an assignment for the benefit of creditors. Any such termination shall not relieve Seller of its obligations and Buyer shall retain all legal and equitable remedies after such termination. A material breach by Seller shall include, without limitation, the failure by Seller to comply with any product quality and delivery obligations.


15. INFORMATION

         The parties have entered into that certain Non-disclosure Agreement ("NDA") dated June 18, 2001, a copy of which is attached hereto, and that NDA is incorporated herein and shall terminate three (3) years after the termination of this Agreement.


16. AGREEMENT MANAGER/NOTICES

         (a) Managers. Each party shall appoint an agreement manager as the point of contact for all matters relating to performance of this Agreement. Buyer's agreement manager shall be John Harold and Seller's agreement manager shall be Christopher Cone.

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                                      -11-


Either party may change its agreement manager by providing notice of such change to the other party.

         (b) Addresses. Any notice required under this Agreement shall be sent by fax (with the original to promptly follow by applicable national mail service or a nationally recognized overnight courier), or by a nationally recognized overnight courier. Notices will be deemed given on the date delivered to the recipient if sent by fax or overnight courier (it being agreed that the sender shall retain proof of transmission or delivery, as the case may be). Notices shall be sent to the persons identified below (or as otherwise directed in writing by a party):

         Buyer:            GE Medical Systems
                           P.O. Box 414
                           Milwaukee, WI  53201
                           Attention:  John Harold, W-262/548-2459
                           Fax:  262/544-3084
                           Email: john.Harold@med.ge.com

         Seller:           CMED Imaging and Power Systems
                           1811 Lefthand Circle
                           Longmont, CO 80501
                           Attention:  Chris Cone, 303/485-5990 x1254
                           Fax:  303/485-5991
                           Email: cxc@cmed.com

                           With a copy to

                           Colorado MEDtech, Inc.
                           6175 Longbow Drive
                           Boulder, CO 80301
                           Attn:  General Counsel
                           Fax: 303-581-1010
                           Email: pjensen@cmed.com


17.  DISPUTE RESOLUTION

         Any dispute, controversy or claim relating to this Agreement (a "Dispute") will be resolved first through good faith negotiations between the parties. If the parties are unable to resolve the Dispute, either party may submit the Dispute for resolution by mediation pursuant to the Center for Public Resources Model Procedure for Mediation of

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                                      -12-



Business Disputes as then in effect. The mediation shall be conducted in New York City. Mediation will continue for at least thirty (30) days unless the mediator chooses to withdraw sooner. At the request of either party, the mediator will be asked to provide an evaluation of the Dispute and the parties' relative positions. Each party shall bear its own costs of mediation effort. If the Dispute cannot be resolved through mediation, either party may commence an action to resolve the Dispute in the Commercial Division of the New York State court in New York County, it being agreed that the parties submit to the jurisdiction of that court. The prevailing party shall be entitled to receive from the other party its attorneys' fees, experts' fees, costs and expenses. THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.


18. GENERAL MATTERS

         (a) The relationship between Buyer and Seller is that of independent contractors. Neither party shall do anything which has the effect of creating an obligation by the other party to a third party.

         (b) Seller shall not issue any press release or announcement, use any of Buyer's products or its name in promotional activity, or otherwise publicly announce or comment on this Agreement without Buyer's prior written consent.

         (c) This Agreement may not be assigned by Seller without the express written consent of Buyer.

         (d) This Agreement may be modified only by a writing signed by the agreement managers for both parties.

         (e) The parties expressly acknowledge that the laws of the state of New York, except its conflict of law rules, will govern this Agreement and any dispute hereunder.

         (f) All provisions relating to any warranties, covenants or indemnification or any other provision that would inherently survive the termination of this Agreement shall survive the termination of this Agreement. No claim may be brought by either party more than three (3) years after termination of this Agreement or any amendment thereto.


19. SPECIFIC MATTERS REGARDING SRFDII PROJECT

         (a) Seller is currently developing a new product, referred to by the parties as SRFDII. When delivered to Buyer, the SRFDII shall conform to the GE Medical Systems

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                                      -13-



SRFD II RF Amplifier & Interface Purchase Specification Doc. No. 2230683PSP Rev. F, attached as Schedule 19(a) hereto (as modified by mutual agreement, the "SRFDII Specifications").

         (b) In consideration for (i) the pricing concessions provided by Seller to Buyer as set forth in Schedule 1(a); and (ii) the rebates set forth in
Schedule 19(e), Buyer shall purchase from Seller:

                  (i) Three (3) prototype SRFDII units @ $33,000 ea. deliverable September, 2001. For the purposes of this Agreement, "prototype unit" shall mean a unit that meets the basic performance specifications as set forth by Buyer. These units shall be largely compliant with Buyer's purchase specifications in terms of form-factor and electrical performance. This unit shall be built and tested by Seller under pre-release documentation and should not be considered "sellable" by Buyer.

                  (ii) Ten (10) pre-production SRFDII units @ $22,000 ea. (delivery intended by December 31, 2001 and to be mutually agreed to by the parties at the time Buyer submits the purchase order). For the purposes of this Agreement, "pre-production unit" shall mean a unit which is in compliance with Buyer's purchase specifications. These units shall be "sellable" by Buyer.

                  (iii) Two Hundred (200) production SRFDII units @$17,500 ea. (GE is committed to receive the 200 units by 6/30/02) (delivery dates shall be mutually agreed to by the parties at the time Buyer submits the purchase order).

                  (iv) One Hundred (100) production SRFDII units @ $16,250 ea. (GE is committed to receive the 100 units by 12/31/02) (delivery dates shall be mutually agreed to by the parties at the time Buyer submits the purchase order).

Buyer shall add the production units referenced in this subsection to its Release system not later than November 24, 2001.

The SRFDII prototype and pre-production units will be delivered to Buyer "as is", and without the warranties set forth in Section 10(a) of this Agreement. At such time as Buyer submits Releases for production units of the SRFDII as set forth in Section 19(b)(iii) and (iv), the production SRFDII units shall be Products under this Agreement and all provisions of this Agreement (other than Section 19(c)) shall apply to the SRFDII.

         (c) Seller agrees that its delivery of Products to Buyer under this Agreement will meet Buyer's 90% on-time delivery requirement (excluding Buyer-caused lateness) for the current basket of goods and services (does not pertain to SRFDII). "Buyer's 90% on-time delivery requirement" shall mean a score of 90% or more on the GE Scorecard for deliveries of all Products under this Agreement. If Seller cannot maintain an average score of 90% over a rolling four-month period for on-time delivery performance for Products, Buyer retains the right to cancel its commitment to purchase SRFDII units as set forth in Section 19(b) above.

         (d) Buyer agrees to exclusively use Seller's System Support Modules ("SSMs") in Seller's production of its .35 T, .70 T, 1.0 T and 1.5 T MR systems until December 31, 2002.

         (e) In consideration for Buyer's agreement to purchase the items set forth in Section 19(b)(i)-(iv), and to reimburse Buyer for its costs associated with designing the SRFDII into Buyer's products, Seller shall make rebates to Buyer as set forth in Schedule 19(e) (the "Rebates"). In the event Seller does not for any reason fully comply with its obligations under Section 19(b)(i)-(iv), Buyer will return to Seller all savings in excess of $300,000 that Buyer has received through the application of the Rebates and the pricing reflected in Schedule 1(a).

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

COLORADO MEDTECH, INC.                    GENERAL ELECTRIC COMPANY,
                                          ACTING THROUGH ITS GE
                                          MEDICAL SYSTEMS BUSINESS

By:  /s/ Stephen K. Onody                 By: /s/ John Harold
    ---------------------                     --------------------------
Name: Stephen K. Onody                    Name: John Harold
Title:  CEO                               Title:  Global Sourcing Leader

                                  SCHEDULE 1(a)

                               PRODUCTS AND PRICES

                                                                                QTY.         PRICE
                                                     CURRENT                  (7/1/01-      STARTING       GE
GE ITEM NO.                DESCRIPTION                PRICE      DISCOUNT     12/31/01)      7/1/01      SAVINGS
------------     -------------------------------     -------     --------     ---------     --------     --------
2160200-43       1.5T/1.0T SSM MODULE                $ 7,300       5.5%           480       $  6,899     $192,720
2255388          1.5T RFI MODULE                     $ 2,249       5.0%           419       $  2,137     $ 47,094
46-305000P1      TUBE ASSY ERBTEC# 86 013 2679       $ 4,842       4.0%            74       $  4,648     $ 14,410
2160200-10       HV POWER SUPPLY BOARD               $ 3,605       4.0%            54       $  3,461     $  7,787
2194013          1T RFI MODULE                       $ 1,755       5.0%            73       $  1,667     $  6,423
46-305000P57     DOOR KNOB CAPACITOR                 $ 55.97       4.0%          2484       $  53.73     $  5,561
46-305000P3      TUBE ASSEMBYERBTEC# 176 1000        $   576       4.0%           230       $    553     $  5,308
46-271962P1      RF AMP                              $19,885       4.0%             5       $ 19,090     $  3,818
2271206          .35T RFI MODULE                     $ 2,249       5.0%            28       $  2,137     $  3,149
2244580          .7T RFI MODULE                      $ 1,710       5.0%            30       $  1,625     $  2,565
46-305000P31     SOLID ST BD ERBTEC# 86 013 2502     $ 4,378       4.0%            14       $  4,203     $  2,522
2160200-44       CABLE COVER                         $  8.50       4.0%          5792       $   8.16     $  1,969
2160200-5        CPD MODULE ERBTEC PART # 550015     $ 3,130       4.0%            14       $  3,005     $  1,803
46-305000P30     AC SWITCHING MODULE                 $ 2,800       4.0%            13       $  2,688     $  1,478
2160200-4        1T UPGRADE                          $ 8,900       5.0%             2       $  8,455     $  1,068
46-305000P24     BLOWER ASM ERBTEC# 86 013 3001      $   470       4.0%            56       $    451     $  1,060
2160200-2        1.5T UPGRADE                        $ 8,600       5.0%             2       $  8,170     $  1,032
                                                                                                         --------
                                                                                               TOTAL     $299,768


GE PART NO.                  DESCRIPTION                             PRICE
-----------     ---------------------------------------------      ---------
2160200-45       .75/.35T SSM MODULE                               $7,300.00
2160200-12       BUCK H BRIDGE POWER SUPPLY BOARD                  $2,263.00
46-305000P8      IPA INPUT BOARD ASSEMBLY                          $1,603.00
46-305000P60     PA LOADING CCAPACITOR 5KV VACCUUM VARIABLE        $1,350.00
2124498-13       PANEL BRD ER450157 00                             $  887.00
46-305000P10     MTR 3&4 ASM ERBTEC 86 013 2903                    $  854.00
2292491          BACKPLANEINTERFACE BOARD                          $  603.00
46-305000P19     PA PHS DETBDERBTEC 3486 013 3200                  $  360.00
46-305000P61     IPA TUNING CAPACITOR                              $  295.00
46-305000P12     LV XFORMER                                        $  211.00
46-305000P17     FILTER BRD 86 013 2602                            $  180.00
2279054          PROGRAMMED PROM P/N 550061 04                     $  168.00
46-305000P63      LOAD CAP ERBTEC 86 013 2608                      $  158.00
46-179988P293    RESISTOR ERBTEC #109 5170                         $  100.00
46-305000P11     FAN ERBTEC #326 0003                              $   96.00
2160200-14       FAN ERBTEC #3260009                               $   96.00
2124497-46       CABLE D SUB MRI SERIAL PORT                       $   88.00
46-305000P27     PRESUR XDUCRERBTEC# 319 9002                      $   65.00
2124498-17       MEPS FAND ER326 0007 AND 2124498 18 MEPS FAN      $   62.00
2192953          #510061 01 RF/PEN CABINET FOR MR HORIZAN          $   57.00
46-305000P25     ALUM ELC CAPER125 4125                            $   48.00
2179256          CAPACITOR ERBTEC 125 2780                         $   36.00
2280293          TRANSFORMER510218 00                              $   30.00
2124498-21       LATCH                                             $   27.00
46-320103P1      FIRMWARE KIT                                      $   22.00
2124498-14       PLUG ASM                                          $   22.00
2179261          CAPACITOR ERBTEC 125 2450                         $   18.00
2124498-34       AIR FILTER                                        $   15.00

                                  SCHEDULE 3(a)

                  GE'S OFFER TO EXTEND FINISHED GOODS LIABILITY

[Letterhead of GE Medical Systems]
General Electric Company
P.O. Box 414, Milwaukee, WI 53201-0414

June 21, 2000

Christopher Cone
Colorado MEDtech
1811 Lefthand Circle
Longmont, CO 80501


Re:  Offer to Extend Finished Goods Liability

Dear Mr. Cone:

In our ongoing commitment to improve productivity, reliability and quality, GE Medical Systems (GEMS) is currently involved in several Six Sigma projects to improve its forecasting and ordering processes. As part of that effort, GEMS has chosen a few select suppliers who will receive additional ordering assurances and commitments by GEMS if those suppliers agree to assist GEMS with its processes. You have been chosen as one of those suppliers, and as a selected supplier, GEMS would like to extend its liability to you on forecasted products in order for GEMS to avoid potential shortages on those products listed in Attachment A.

As you are aware, historically, GEMS has provided you with forecasts of required products and has then followed those forecasts with firm commitments for delivery. As a result, GEMS has only been liable for products ordered as part of the firm commitments and not as a result of the long-term forecasts. According to suppliers we have surveyed, this process can result in shortages and delayed delivery dates due to the suppliers' longer lead times for second tier supplier parts. In order to avoid shortages and missed delivery dates due to these reasons, GEMS is committing to its total forecasted product quantities through June 30, 2002.

GEMS has issued purchase order 806537 to you as a firm commitment pursuant to which GEMS shall purchase from you the quantities specified in Attachment A to this letter. This commitment by GEMS serves to authorize your firm to commit to both the materials and capacity required to ensure product availability through June 30, 2002.

Purchase order 806537 shall incorporate by reference the following:

         ADVANCE FUNDING AUTHORIZATION FOR ELECTRONIC ASSEMBLY PROCUREMENTS

         THIS PURCHASE ORDER IS FUNDED IN AN AMOUNT OF $7,627,235 AS AUTHORIZATION TO CMED TO 1) ADVANCE ORDER COMPONENT PARTS, 2) ADDRESS CAPACITY CONSTRAINTS, AND 3) FACILITATE THE SUBSEQUENT MANUFACTURE OF THE ASSEMBLIES DELINEATED HEREIN PER THE SIGNAL REQUIREMENTS. THIS PO REPRESENTS A "SNAPSHOT" OF THE SUPPLIER SIGNAL SYSTEM FORECAST AS OF THE DATE HEREIN AND DEFINES OUR COMMITMENT IN TERMS OF THE QUANTITIES FOR EACH ASSEMBLY SPECIFIED THROUGH MARCH 31, 2002. THIS PO REFLECTS THE PROJECTED DELIVERY PROFILE AND WILL BE ADJUSTED THROUGH SIGNAL UPDATES. THE PRODUCTS LISTED HEREIN WILL BE DELIVERED AND INVOICED AS PART OF COMPLETED ASSEMBLIES AS SIGNALED THROUGH THE GEMS SUPPLIER SIGNAL SYSTEM. GEMS SHALL BE LIABLE FOR THE TOTAL AMOUNT OF FINISHED GOODS LISTED IN THE PO AS SET FORTH IN THE OFFER TO EXTEND FINISHED GOODS LIABILITY BETWEEN GEMS AND CMED DATED JUNE 21, 2001.

GEMS will continue to update the Supplier Signal System forecast each month as part of its normal course of business. If at any time GEMS anticipates that the total requirements for any assembly(ies) on Attachment A exceed the current commitment level, you will be so notified and discussions will ensue to determine, jointly, the best course of action.

This PO represents the total amount of products GEMS-MR plans on purchasing from CMED and this PO is not to be shipped or billed against.

In return for this commitment by GEMS, you agree to the total quantity and nominal weekly run rate identified under Attachment A, with material to be delivered as pulled by weekly signals which will be within a +/- 25% band around the nominal weekly run rate. To ensure that this objective is achieved, you shall provide ongoing, bi-weekly feedback on the following performance objectives: order placement and receipt (specifically for long lead time components) proactive identification of obsolescence issues, and identification of capacity constraints and the actions taken to resolve them.

In return for the commitment by CMED, GEMS shall purchase and take into inventory by or before June 30, 2002 the quantity of remaining products listed on Attachment A not previously purchased under purchase order No. 806537.

We are confident that such a firm commitment on our part will enable you to successfully meet the end-of-year challenges ahead of us. Should you have any questions with respect to the above, please contact me at your earliest convenience.

Best regards,

/s/ John Harold

John Harold
Global Sourcing Leader--MR/CT Subsystems

Enclosures

                                  ATTACHMENT A

                         Blanket Purchase Order Schedule

       GE Part No.        Description        Current Price    12 Month Qty      Total Spend
       -----------        -----------        -------------    ------------      -----------
       2160200-43         1.5T/1T SSM            7300             750           5,475,000
         2255388        1.5T RFI Module          2249             475           1,068,275
        2160200-2      1.5T Upgrade kits         8170               0                  --
       2160200-45         .35T/.7T SSM           7300             100             730,000
         2194013         1T RFI Module           1667              80             133,360
         2244580         .7T RFI Module          1625              70             113,750
         2271206        .35T RFI Module          2137              50             106,850
                                                                                ---------
                                                                                7,627,235

                                  SCHEDULE 3(b)

                            PURCHASE ORDER NO. 806537

[GE logo]         Purchase Order  No. 806537
                  Purchase Order Change Number 1

From:    GE Medical Systems
         Post Office Box 414
         Milwaukee, WI 53201

To:      Colorado MEDtech, Inc.
         410 S. Sunset Bldg D
         Longmont, CO 80501

Payment terms: Net 60 days

Transportation
F.O.B. Shipping Point
Shipping terms: collect
Title passage: buyers dock

Tax %: 0.0

Document issue date: 06-26-01

Note: This is a change to the above referenced purchase order

         Change purchase order:  order special charges

         Set up charge: 7627235.00

Note: Acceptance of this order is expressly limited to the terms and conditions of purchase printed on reverse side.

John Harold
Buyer

[GE logo]         Purchase Order  No. 806537
                  Purchase Order Change Number 11

From:    GE Medical Systems
         Post Office Box 414
         Milwaukee, WI 53201

To:      Colorado MEDtech, Inc.
         410 S. Sunset Bldg D
         Longmont, CO 80501

Payment terms: Net 60 days

Transportation
F.O.B. Shipping Point
Shipping terms: collect
Title passage: buyers dock

Tax %: 0.0

Document issue date: 06-27-01

Note: This is a change to the above referenced purchase order

         Change Item number 01
                  Delivery schedule
                  Remarks

Quantity: 1 pc
Description: 2160200-43  Rev 003
SSM
System Support Module
Erbtec #550020

Price: 7300.00 Ea
Received 06-25-02

The terms of the attached offer to extend finished goods liability dated June 21, 2001 are incorporated by reference into this purchase order.

John Harold
Buyer

[Letterhead of GE Medical Systems]
General Electric Company
P.O. Box 414, Milwaukee, WI 53201-0414

June 21, 2000

Christopher Cone
Colorado MEDtech
1811 Lefthand Circle
Longmont, CO 80501


Re:  Offer to Extend Finished Goods Liability

Dear Mr. Cone:

In our ongoing commitment to improve productivity, reliability and quality, GE Medical Systems (GEMS) is currently involved in several Six Sigma projects to improve its forecasting and ordering processes. As part of that effort, GEMS has chosen a few select suppliers who will receive additional ordering assurances and commitments by GEMS if those suppliers agree to assist GEMS with its processes. You have been chosen as one of those suppliers, and as a selected supplier, GEMS would like to extend its liability to you on forecasted products in order for GEMS to avoid potential shortages on those products listed in Attachment A.

As you are aware, historically, GEMS has provided you with forecasts of required products and has then followed those forecasts with firm commitments for delivery. As a result, GEMS has only been liable for products ordered as part of the firm commitments and not as a result of the long-term forecasts. According to suppliers we have surveyed, this process can result in shortages and delayed delivery dates due to the suppliers' longer lead times for second tier supplier parts. In order to avoid shortages and missed delivery dates due to these reasons, GEMS is committing to its total forecasted product quantities through June 30, 2002.

GEMS has issued purchase order 806537 to you as a firm commitment pursuant to which GEMS shall purchase from you the quantities specified in Attachment A to this letter. This commitment by GEMS serves to authorize your firm to commit to both the materials and capacity required to ensure product availability through June 30, 2002.

Purchase order 806537 shall incorporate by reference the following:

         ADVANCE FUNDING AUTHORIZATION FOR ELECTRONIC ASSEMBLY PROCUREMENTS

         THIS PURCHASE ORDER IS FUNDED IN AN AMOUNT OF $7,627,235 AS AUTHORIZATION TO CMED TO 1) ADVANCE ORDER COMPONENT PARTS, 2) ADDRESS CAPACITY CONSTRAINTS, AND 3) FACILITATE THE SUBSEQUENT MANUFACTURE OF THE ASSEMBLIES DELINEATED HEREIN PER THE SIGNAL REQUIREMENTS. THIS PO REPRESENTS A "SNAPSHOT" OF THE SUPPLIER SIGNAL SYSTEM FORECAST AS OF THE DATE HEREIN AND DEFINES OUR COMMITMENT IN TERMS OF THE QUANTITIES FOR EACH ASSEMBLY SPECIFIED THROUGH MARCH 31, 2002. THIS PO REFLECTS THE PROJECTED DELIVERY PROFILE AND WILL BE ADJUSTED THROUGH SIGNAL UPDATES. THE PRODUCTS LISTED HEREIN WILL BE DELIVERED AND INVOICED AS PART OF COMPLETED ASSEMBLIES AS SIGNALED THROUGH THE GEMS SUPPLIER SIGNAL SYSTEM. GEMS SHALL BE LIABLE FOR THE TOTAL AMOUNT OF FINISHED GOODS LISTED IN THE PO AS SET FORTH IN THE OFFER TO EXTEND FINISHED GOODS LIABILITY BETWEEN GEMS AND CMED DATED JUNE 21, 2001.

GEMS will continue to update the Supplier Signal System forecast each month as part of its normal course of business. If at any time GEMS anticipates that the total requirements for any assembly(ies) on Attachment A exceed the current commitment level, you will be so notified and discussions will ensue to determine, jointly, the best course of action.

This PO represents the total amount of products GEMS-MR plans on purchasing from CMED and this PO is not to be shipped or billed against.

In return for this commitment by GEMS, you agree to the total quantity and nominal weekly run rate identified under Attachment A, with material to be delivered as pulled by weekly signals which will be within a +/- 25% band around the nominal weekly run rate. To ensure that this objective is achieved, you shall provide ongoing, bi-weekly feedback on the following performance objectives: order placement and receipt (specifically for long lead time components) proactive identification of obsolescence issues, and identification of capacity constraints and the actions taken to resolve them.

In return for the commitment by CMED, GEMS shall purchase and take into inventory by or before June 30, 2002 the quantity of remaining products listed on Attachment A not previously purchased under purchase order No. 806537.

We are confident that such a firm commitment on our part will enable you to successfully meet the end-of-year challenges ahead of us. Should you have any questions with respect to the above, please contact me at your earliest convenience.

Best regards,

/s/ John Harold

John Harold
Global Sourcing Leader--MR/CT Subsystems

Enclosures

                                  ATTACHMENT A

                         Blanket Purchase Order Schedule

      GE Part No.       Description        Current Price     12 Month Qty     Total Spend
      -----------       -----------        -------------     ------------     -----------
      2160200-43        1.5T/1T SSM            7300              750           5,475,000
        2255388       1.5T RFI Module          2249              475           1,068,275
       2160200-2     1.5T Upgrade kits         8170               0                   --
      2160200-45       .35T/.7T SSM            7300              100             730,000
        2194013        1T RFI Module           1667               80             133,360
        2244580       .7T RFI Module           1625               70             113,750
        2271206       .35T RFI Module          2137               50             106,850
                                                                               ---------
                                                                               7,627,235

                                  SCHEDULE 8(e)

                     GE PURCHASE ORDER TERMS AND CONDITIONS

CONTRACT FORMATION

These Terms and Conditions, the provisions of any document referring to these Terms and Conditions, any attachments thereto, and any samples, drawings or specifications referred to therein, shall collectively constitute the "Purchase Order". This Purchase Order shall constitute our offer to purchase from you the products and services order ("Products"). We may revoke this offer at any time before your acceptance. Upon acceptance, you agree to sell and deliver Products to us in accordance with this Purchase Order. You shall be deemed to have accepted this offer by sending us a written acknowledgement, by delivering any Product ordered, or by commencement of work on Products to be specially manufactured for us.

WE HEREBY OBJECT TO AND REJECT THE PROVISIONS OF ANY ACKNOWLEDGEMENT, ORDER ACCEPTANCE OR INVOICE WHICH ARE INCONSISTENT WITH OR IN ADDITION TO THE PROVISIONS OF THIS PURCHASE ORDER. THIS PURCHASE ORDER SHALL BE THE COMPLETE AND EXCLUSIVE CONTRACT BETWEEN US WITH RESPECT TO THE PRODUCTS AND MAY BE MODIFIED ONLY IN WRITING SIGNED BY OUR AUTHORIZED REPRESENTATIVE AND BY YOU. NO PRIOR PROPOSAL, QUOTATION, STATEMENTS, FORECASTS, COURSE OF DEALING OR USAGE OF TRADE WILL BE PART OF THE CONTRACT BETWEEN US.

COMMERCIAL TERMS

Price. Prices for Products are not subject to increase, except as may be permitted below under "Changes". Price covers the net weight of material, and no extra charges of any kind (including charges for containers, insurance, packing, crating, storage, handling or cartage, interest charges, service charges and the like) will be allowed. Unless prohibited by law, you will separately indicate on your invoice any tax that is required to be imposed on the sale of Products.

Transportation. You agree to ship Products to us using our designated carrier with transportation charges billed directly to us by the carrier. We will not pay premium transportation charges unless authorized by us in writing. You will list any unauthorized charges not otherwise billed to us as a separate line item on your invoice. If you ship Products by an unauthorized method or carrier, you will pay any resulting increased freight costs. You will release rail or truck shipments at the lowest valuation permitted and will not declare value on Products shipped.

Title and Risk of Loss. Title and risk of loss will pass to us when the Products are delivered to our designated carrier. All shipments shall be F.O.B., place of shipment.

Invoices. Your invoices shall contain the Purchase Order number, item number, quantity, unit of measure, unit price, total invoice amount, and such other information as may be required by the Purchase Order or other written instructions from us.

Payments. If an invoice is issued in accordance with the requirements of this Purchase Order,, unless agreed in writing or otherwise, we will pay the invoice within sixty (60) calendar days following receipt of both the Product and the invoice. Under no circumstances will we pay late fees, interest, carrying or other charges.

Set-Off. We may set-off any amount owed to us from you or any of your affiliates against any amount payable at any time by us to you.

COMPLIANCE

You represent and warrant that your performance will comply with all applicable laws and regulations, including those prohibiting bribery or similar payments or practices, and those related to environmental protection, health and safety. You further represent and warrant that: (i) you and your suppliers will not use child, forced or prison labor in connection with the manufacture and supply of Products; (ii) you and your employees will not offer gifts, bribes, kickbacks, free travel or other cash or non-cash incentives to our employees; and (iii) your delivery of Products constitutes your certification that you have complied with all applicable requirements. You will provide us all information necessary to enable us to comply with the laws and regulations applicable to our use of Products.

Without limiting the generality of the foregoing, you represent and warrant tat the Products and their manufacture will comply with all applicable medical device laws and regulations, including without limitation good manufacturing practices.

OTHER TERMS

Our Property. All tools, dies, drawings, plans, data, manufacturing aids, testing or other equipment or materials, inventions, technology, secrets or other proprietary information, and all intellectual property rights in the foregoing, which we furnish to you, or which is developed or acquired at our expense in the performance of work hereunder, shall be our property. You hereby assign and agree to assign to us, and to cause your employees to assign to us, in each case without additional compensation, all such property. All such property shall be safely maintained separate from your property, and marked "Property of General Electric Company". You agree not to substitute any property for our property and not to use such property except for performance of work hereunder or as authorized by us. You also agree to insure any tangible property at full replacement cost. Tangible property will be held at your risk and subject to removal at our written request (in which event you will redeliver such property to us at your expense in the same condition as originally received by you, reasonable wear and tear excepted).

Foreign Purchases. Unless agreed otherwise, you shall be the importer of record. If you are the importer of record, we will not be a party to the importation, our name will not appear as importer of record on any document, and the transactions contemplated hereby will be consummated after importation occurs. At our request, you will state the country of origin on products, packaging or your invoices, and provide acceptable documentation establishing the country of origin, including without limitation certificates of origin for Products subject to the NAFTA preferential duty provisions. If for any reason we are the importer of record, you represent and warrant that all sales made under this Purchase Order will be at not less than fair value under the United States Anti-Dumping Law.

Audit Rights. At our request, you will allow us to audit without charge and to copy at our expense any documents you have relating to the performance of your obligations under this Purchase Order or other applicable legal requirements.

Trademarks. The names and trademarks of each party shall remain their sole and exclusive property. If you place one of our trademarks on any Product, or if a Product is unique to us, such Product will not bear your name or trademark and will not be sold to anyone else.

Publicity. You may not, without our prior written consent, advertise or publish the fact that we have contracted to purchase goods or services from you, disclose information relating to this Purchase Order, or use our name or trademarks, or the names or trademarks of any of our affiliates or customers.

Work on Our Premises. If you work on our premises or the premises of our customer, you will comply with any applicable site rules and regulations. Except to the extent a claim is due solely and directly to our negligence or our customer's negligence, you will indemnify us and the customer from any claim which may result in any way from any act or omission of you or your agents, employees or subcontractors while on our premises or the premises of our customer.

Insurance. You agree to maintain such public liability insurance (including without limitation workers compensation, employer's liability, comprehensive general liability, product liability and property damage insurance) as will adequately protect us in the event of any liability arising under this Purchase Order and, upon our request, you will provide us with evidence of such insurance.

Remedies. The rights and remedies herein are cumulative and in addition to all other rights and remedies available at law or in equity.

Waiver and Invalidity. Any waiver or renunciation of a claim or right arising out of breach must be in writing and signed by the injured party. Any failure to enforce any provision of the Purchase Order may not be construed as a waiver of such provision or any other provision nor of the right to enforce such provision. The invalidity, in whole or in part, of any provision hereof shall not affect the remainder of the provisions.

Assignment. You may not assign any right or delegate any duty hereunder without our prior written consent. Any attempted assignment or delegation by you will be void.

Independent Contractor. You will be considered an independent contractor for all purposes, and shall not be deemed to be our agent, employee or subcontractor under any circumstance.

Headings. The headings on these Terms and Conditions are for convenience only and may not be used in the interpretation thereof.

                                   SCHEDULE 15

                         NON-DISCLOSURE LETTER AGREEMENT

[Letterhead of GE Medical Systems]
General Electric Company
PO Box 414
Milwaukee, WI  53201-0414

Date: June 18, 2001

Address:
Christopher Cone
Colorado MedTech
1811 Lefthand Circle
Longmont, CO 80501

Dear Mr. Cone:

         Discussions are to be entered into between representatives of Colorado MEDtech, Inc. ("CMED") and General Electric Company (GE) relating to MR subsystems. Both GE and CMED representatives now believe there is a need to exchange certain information which is considered to be proprietary to the respective parties (Proprietary Information). Each party is willing to disclose its Proprietary Information as necessary under the terms and conditions set forth below.

         1. All information disclosed or furnished by one party to the other which the disclosing party deems to be proprietary shall be in writing and clearly identified on its face as being proprietary. Oral disclosures deemed to be proprietary shall be confirmed in writing as proprietary within 30 days by the disclosing party. The receiving party agrees that for a period of three (3) years it shall not disclose such Proprietary Information to any third party nor use such Proprietary Information for any purpose other than to evaluate its interest in the mutual business described above. The receiving party shall protect the information with the same degree of care as it applies to protect its own Proprietary Information.

         2. Notwithstanding the provisions of Paragraph 1 above, the receiving party shall have no obligations with respect to any information which (i) is or becomes known within the public domain through no act of the receiving party in breach of this Agreement, (ii) was in the possession of the receiving party prior to its disclosure or transfer hereunder and the receiving party can so prove, (iii) is independently developed by the receiving party and the receiving party can so prove, or (iv) is received from another source without any restriction on use or disclosure.

         3. Except for the obligations of the parties with respect to Proprietary Information disclosed prior to expiration or termination, this Agreement shall (unless extended by mutual agreement) expire or terminate at the earliest of the following events:

                  (a) One (1) year after the effective date of the Agreement, or

                  (b) Thirty (30) days after written notice of termination provided by either party to the other.

                  Upon such expiration or termination either party may request from the other party that any and/or all of its documents containing Proprietary Information be returned, and the other party shall so return such documents forthwith. The receiving party may retain a copy of the Proprietary Information for archival purposes.

         4. No rights to any patents are provided or are to be implied by any provision of this Agreement.


         5. Nothing in this Agreement shall be construed as precluding the receiving party at any time from independently developing ideas, negotiating with, or entering into any agreement with others relating to the general subject matter of this Agreement; subject, however, to the provisions of paragraphs 1 and 2 hereof with respect to disclosure and use of information.

         6. This letter contains the sole and entire agreement between the parties relating to the subject hereof and any representation, promise, or condition not contained herein, or any amendment hereto shall not be binding on either party unless set forth in a subsequent written agreement signed by an authorized representative of the party to be bound thereby.

         7. This Agreement shall be construed in accordance with the laws of the State of New York without regard to choice of law provisions.

         If the foregoing provisions are acceptable to you, please signify your acceptance by signing and returning the enclosed duplicate copy of this letter. This Agreement shall apply in lieu of and notwithstanding any specific legend or statement associated with any particular document or information exchanged.

                                            Very truly yours,

GENERAL ELECTRIC COMPANY

By: /s/John Harold
    --------------------------

Title: Global Sourcing Leader
       ----------------------

Date:  6/18/2001
       ----------------------

ACCEPTED AND AGREED TO BY

Colorado MEDtech, Inc.

By: /s/ Peter J. Jensen
    --------------------------------------

Title: Vice President of Corporate Affairs

Date: 18 June 01

                                 SCHEDULE 19(e)

                              CASH REBATE SCHEDULE


                        DATE             AMOUNT
                      --------          ---------
                       7/31/01          $ 50,000
                       8/31/01          $ 50,000
                       9/30/01          $ 50,000
                      10/31/01          $ 50,000
                      11/30/01          $ 50,000
                       12/7/01          $ 50,000
                                        --------
                       TOTAL            $300,000